UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Concur Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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January 24, 2012

To Our Stockholders:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders of Concur Technologies, Inc., which will be held at the Harbor Club, 777 108th Avenue Northeast, Bellevue, Washington, at 11:00 a.m. local time on Wednesday, March 14, 2012.

Details of the business to be conducted at the meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

We encourage you to use this opportunity to take part in the affairs of Concur by voting on the business to come before the meeting. Whether or not you plan to attend, please complete, sign and date, and promptly return the enclosed proxy card in the accompanying reply envelope so that your shares will be represented at the meeting. You may also submit your proxy via the Internet or telephone as specified in the accompanying Internet and telephone voting instructions. If you decide to attend the meeting and wish to change your proxy vote, you may do so by voting in person at the meeting.

We look forward to seeing you at the meeting.

Sincerely,

S. Steven Singh
Chief Executive Officer and Chairman of the Board

CONCUR TECHNOLOGIES, INC.

18400 N.E. Union Hill Road

Redmond, WA 98052

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held March 14, 2012

The 2012 Annual Meeting of Stockholders of Concur Technologies, Inc. will be held at the Harbor Club, 777 108th Avenue Northeast, Bellevue, Washington at 11:00 a.m. local time on Wednesday, March 14, 2012, for the following purposes:

1.	To elect three Class I members of the Board of Directors.

2.	To ratify the selection of Grant Thornton LLP as Concur’s independent registered public accounting firm for the fiscal year ending September 30, 2012.

3.	To hold an advisory vote on the compensation of executive officers.

4.	To transact such other business as may properly come before the meeting.

These items of business are more fully described in the accompanying proxy statement. Only stockholders of record at the close of business on January 18, 2012 are entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting. A complete list of stockholders entitled to vote at the meeting will be open to the examination of any stockholder, for any purpose relevant to the meeting, at Concur’s offices at 18400 N.E. Union Hill Road, Redmond, Washington 98052, during Concur’s ordinary business hours for ten days before the meeting.

By Order of the Board of Directors

S. Steven Singh
Chief Executive Officer and Chairman of the Board

Redmond, Washington

January 24, 2012

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, please complete, sign and date, and promptly return the accompanying proxy card in the enclosed postage-paid return envelope so that your shares will be represented at the meeting. You may also submit your proxy via the Internet or telephone as specified in the accompanying Internet and telephone voting instructions. Your participation will help to ensure the presence of a quorum at the meeting and save Concur the extra expense associated with additional solicitation. Sending your proxy card will not prevent you from attending the meeting, revoking your proxy, and voting your stock in person.

CONCUR TECHNOLOGIES, INC.

18400 N.E. Union Hill Road

Redmond, WA 98052

PROXY STATEMENT

The accompanying proxy is solicited on behalf of the Board of Directors of Concur Technologies, Inc., a Delaware corporation, for use at Concur’s 2012 Annual Meeting of Stockholders, to be held at the Harbor Club, 777 108th Avenue Northeast, Bellevue, Washington, at 11:00 a.m. local time on Wednesday, March 14, 2012, and at any adjournments or postponements of the meeting. Concur’s mailing address is 18400 N.E. Union Hill Road, Redmond, Washington 98052.

This proxy statement, the accompanying notice of annual meeting, proxy card, and our 2011 Annual Report on Form 10-K are first being sent to stockholders on or about January 30, 2012. Stockholders are encouraged to review this information, which is also posted on the investor relations page of our website at www.concur.com.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Voting

Shares of Concur’s common stock are the only shares entitled to vote at the meeting. On January 18, 2012, the record date for determining stockholders entitled to vote at the meeting, there were 54,148,233 shares of Concur common stock outstanding. Each stockholder of record on the record date is entitled to one vote for each share of common stock held by such stockholder on that date. A majority of the outstanding shares of common stock must be present or represented at the meeting in order to have a quorum for the conduct of business. Votes cast at the meeting, by proxy or in person, will be tabulated by the inspector of elections appointed for the meeting.

With respect to Proposal 1, nominees for election to the Board of Directors who receive the highest number of affirmative votes at the meeting will be elected to fill the open seats. The affirmative vote of the holders of a majority of the shares present at the meeting and voted for or against the proposal is necessary for approval of Proposal 2 (ratification of selection of auditor) and Proposal 3 (advisory vote on executive compensation).

If shares are present at the meeting in person or by proxy, but are not voted, those shares will count toward determining whether or not a quorum is present for the conduct of business at the meeting, as will all shares voted “for”, “against”, or “abstain” on a proposal. Shares not voted, and abstentions, will have no effect on the outcome of any proposal.

If the beneficial owner of shares that are held of record by a broker does not instruct the broker how to vote the shares, the broker has authority under applicable stock market rules to vote those shares for or against “routine” matters, such as the proposal regarding ratification of auditors (Proposal 2). Where a matter is not considered routine, such as the election of directors (Proposal 1) and the advisory vote on executive compensation (Proposal 3), the shares held by the broker will not be voted absent specific instruction from the beneficial holder, and will not affect the outcome of the proposal.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders To Be Held on March 14, 2012.

The proxy statement and annual report to security holders are available at www.proxyvote.com. Stockholders may access this proxy statement, the accompanying notice of annual meeting and annual information, a voting proxy, and our 2011 Annual Report on Form 10-K at www.proxyvote.com.

Voting in Person

Stockholders may vote in person at the 2012 Annual Meeting of Stockholders, which will be held at the Harbor Club, 777 108th Avenue Northeast, Bellevue, Washington, at 11:00 a.m. local time on Wednesday, March 14, 2012. Directions may be obtained by contacting Corporate Secretary, 18400 N.E. Union Hill Road, Redmond, Washington 98052 or at (425) 702-8808.

Voting Electronically via the Internet or Telephone

In addition to voting in person or by returning the enclosed proxy card, stockholders whose shares are registered directly with Wells Fargo Shareowner Services may vote their shares either through the Internet or by calling Wells Fargo Shareowner Services. Specific instructions to be followed by any such registered stockholder interested in voting over the Internet or by telephone are set forth on the accompanying proxy card. The Internet and telephone voting procedures are designed to authenticate stockholder identity, allow stockholders to vote their shares, and confirm that their voting instructions have been properly recorded.

If your shares are registered in the name of a bank or brokerage, you may also be eligible to vote your shares electronically over the Internet or by telephone. Many banks and brokerage firms participate in the Broadridge Investor Communication Services online program, which provides eligible stockholders who receive a paper copy of the proxy statement and related proxy materials the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm participates in this Broadridge program, your bank or brokerage firm will provide a voting form with specific instructions for voting your shares. If your voting form does not reference Internet or telephone information, please complete and return the paper proxy card in the self-addressed, postage-paid envelope provided.

Proxies

Whether or not you are able to attend the meeting, we urge you to complete, sign and date, and promptly return the accompanying proxy card so that your shares will be represented at the meeting. If you do not specify otherwise on your signed proxy card, your shares will be voted FOR the director nominees identified in Proposal 1, FOR Proposal 2, and FOR Proposal 3, and to grant the proxy holders discretion to vote for or against other matters that may properly come before the meeting (including any adjournment to the meeting to another place and time). You may revoke your proxy or change your proxy instructions at any time before the meeting. To do this, send a written notice of revocation, or another signed proxy card with a later date, to Concur, to the attention of Corporate Secretary, 18400 N.E. Union Hill Road, Redmond, Washington 98052. To be effective, your written notice of revocation or newly signed proxy card must be received by Concur prior to the beginning of the meeting. You may also revoke your proxy by attending the meeting and voting in person.

Please note, however, that if you wish to vote at the meeting and your shares are held of record by a broker, bank, or other nominee, you must bring to the meeting a letter from the broker, bank, or other nominee confirming your beneficial ownership of the shares and that such broker, bank, or other nominee is not voting your shares.

Solicitation of Proxies

Concur will bear the entire cost of solicitation, including the preparation, assembly, printing, and mailing of this proxy statement, the notice of proxy, the Annual Report on Form 10-K, and any additional solicitation materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others, so that they may forward those solicitation materials to the beneficial owners. Officers and employees of Concur may, without being additionally compensated, solicit proxies by mail, telephone, facsimile, or personal contact. Concur will pay all proxy-soliciting expenses in connection with the solicitation of votes for the meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

General

Concur’s Board of Directors consists of seven members, three of whom are to be elected at the 2012 annual meeting. Board members are divided into Class I, Class II, and Class III directors, who serve staggered three-year terms. Each director serves for a term ending at the third annual meeting of stockholders following the annual meeting at which he was elected, except that any director appointed by the Board serves for a term ending at the annual meeting of stockholders for the class to which the director was appointed. Each director serves until his successor is elected and qualified or until his earlier death, resignation, or removal. All Concur directors are invited to attend the 2012 annual meeting in person. Six members of the Board attended our 2011 annual meeting of stockholders.

The identity and background of nominees for director and continuing members of the Board is provided below. The proxy holders intend to vote all proxies they receive in the accompanying form for the nominees listed below unless instructed otherwise. If any nominee is unable or unwilling to serve as a director at the time of the meeting, proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. The Board of Directors approved the nomination of the nominees reflected in this Proposal 1. Each nominee for director has consented to serve if elected by the stockholders. The nominees receiving the greatest number of affirmative votes will be elected as Class I members of the Board of Directors. Stockholders may not cumulate votes in the election of directors.

Nominees for Election—Class I Directors (term to expire in 2012)

S. Steven Singh, age 50, has served as Concur’s Chief Executive Officer since 1996 and as a director since 1993, including service as Chairman of the Board of Directors since 1999. From 1993 to 1996, Mr. Singh was General Manager of the Contact Management Division at Symantec Corporation, an international technology firm focused on protecting information and computer systems. Mr. Singh serves as Chairman of the GBTA Foundation Board, serves on the boards of directors of ClearTrip Inc., AdReady, and Washington Roundtable. S. Steven Singh and Rajeev Singh are brothers. We believe Mr. S. Steven Singh’s specific attributes that qualify him to serve as a member of our Board of Directors include his perspective as one of our founders and as a large stockholder, his experience as our Chief Executive Officer for many years, his extensive knowledge of the expense management and corporate travel management industries, and his related operational expertise, historic knowledge and familiarity with Concur’s evolution and development.

Jeffrey T. Seely, age 57, has been a director of Concur since 2005. From January 2008 to August 2010, he served as director and Chief Executive Officer of Recruiting.com Inc. (formerly known as Jobster, Inc.), a provider of on-line corporate recruiting software. From 1998 to November 2007, he served as the President and Chief Executive Officer of ShareBuilder Corporation, an on-line brokerage company, and from 2002 to November 2007 he served as the Chairman of the Board of Directors of that company. Mr. Seely is a member of our Audit Committee and Nominating and Corporate Governance Committee. We believe Mr. Seely’s specific attributes that qualify him to serve as a member of our Board of Directors include his experience as an entrepreneur and chief executive, and his knowledge of on-line businesses.

Randall H. Talbot, age 58, has been a director of Concur since 2008. Since January 2011, Mr. Talbot has been Managing Director of Talbot Financial LLC, an investment advisory firm. Mr. Talbot served as director, Chief Executive Officer and President of Symetra Financial Corporation from 2004 to June 2010. Mr. Talbot joined the former parent of Symetra Financial Corporation, Safeco Corporation, in 1998, and from 1998 to 2004 he served as President of Safeco Life Insurance Company. Mr. Talbot is our Lead Independent Director and a member of our Compensation Committee. We believe Mr. Talbot’s specific attributes that qualify him to serve as a member of our Board of Directors include his experience as chief executive officer of a large financial institution, and related strategic and operational expertise.

Continuing Class II Directors (term to expire in 2013)

Gordon Eubanks, age 65, has been a director of Concur since 2005. Mr. Eubanks, a private investor, serves on the boards of directors of Perimeter eSecurity, PeopleAdmin, Inc., and Solera Networks, all private software companies. From October 2006 to November 2006, Mr. Eubanks served as acting Chief Executive Officer, and, from October 2006 to May 2009 served as a director, of Asempra Technologies, a private software company sold in May 2009. From 2005 to 2006, Mr. Eubanks served as Chairman of the Board of Preventsys, an enterprise security software company, which was sold in June 2006. Since June 2006, Mr. Eubanks has been managing personal investments and working as an advisor to a number of companies. From 1999 to 2005, Mr. Eubanks served as President and Chief Executive Officer of Oblix, Inc., a provider of enterprise identity management solutions that was acquired by Oracle in 2005. From 1984 to 1999, Mr. Eubanks served as President and Chief Executive Officer of Symantec Corporation, an international technology firm focused on protecting information and computer systems. Mr. Eubanks is a member of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. We believe Mr. Eubanks’ specific attributes that qualify him to serve as a member of our Board of Directors include his extensive experience as an entrepreneur and chief executive officer of a large public company, his knowledge of the technology industry generally, and related strategic and governance expertise.

Continuing Class III Directors (term to expire in 2014)

Jeffrey T. McCabe, age 55, has been a director of Concur since 2005. Since May 2007, and from March 2004 to July 2005, Mr. McCabe engaged in a wide range of entrepreneurial activities, including strategic consulting for businesses developing new products and services. From August 2005 to May 2007, he served as Chief Executive Officer of Tri-Pen TravelMaster Technologies, LLC, a provider of technology solutions for the travel industry. From January 1994 to March 2004, he served in various executive positions at American Express, including Senior Vice President and General Manager for the United States and Canadian large-market commercial card business. Prior to that, Mr. McCabe held executive positions at Labinal S.A. and General Motors, where he worked in Europe and Asia with a focus on developing new business relationships. Mr. McCabe is a member of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. We believe that Mr. McCabe’s specific attributes that qualify him to serve as a member of our Board of Directors include his experience in senior management at travel and charge card companies, his strategic consulting experience, and his knowledge of the travel industry.

Edward P. Gilligan, age 52, has been a director of Concur since 2008. Mr. Gilligan has been Vice Chairman of American Express Company since July 2007 and head of its global consumer, small business and network businesses since October 2009. From July 2007 to October 2009, he was head of the American Express Global Business-to-Business Group. From 2005 to July 2007, he was Group President, American Express International & Global Corporate Services. Prior to that, he had been Group President, Global Corporate Services since 2000 and Group President, Global Corporate Services & International Payments, since 2003. Mr. Gilligan serves on the Concur Board of Directors pursuant to the terms of a Securities Purchase Agreement between Concur and American Express Travel Related Services Company, Inc., a wholly owned subsidiary of American Express Company. Under this agreement, American Express may nominate one person, initially Edward P. Gilligan, to serve on the Concur Board of Directors so long as American Express owns at least 10% of Concur’s outstanding shares of common stock and satisfies other conditions. Pursuant to American Express Company policy, Mr. Gilligan has waived any compensation he would otherwise be entitled to receive from Concur for his service as a member of our Board of Directors. We believe Mr. Gilligan’s specific attributes that qualify him to serve as a member of our Board of Directors include his experience in senior management roles at a large financial services company, his familiarity with the travel and charge card industries, and the perspective he brings as a representative of our largest shareholder.

Rajeev Singh, age 43, has been a director of Concur since 2008. Mr. Singh co-founded Concur in 1993, became Chief Operating Officer in 2002, and President in 2005. He earlier served in various roles at Concur, including the Executive Vice President of Sales, Marketing & Services. Prior to joining Concur, Mr. Singh held positions at Ford Motor Company and General Motors Corporation. Mr. Singh serves on the boards of directors of PaySimple and Apptio, and holds board positions at Partnership for Learning and SeeYourImpact. Rajeev Singh and S. Steven Singh are brothers. We believe Rajeev Singh’s specific attributes that qualify him to serve as a member of our Board of Directors include the experience he brings as one of our founders and our Chief Operating Officer for many years, his extensive knowledge of the expense management and corporate travel management industries, and related familiarity with the operations of Concur.

Corporate Governance

Concur is committed to excellence in corporate governance and maintains clear policies and practices that promote good corporate governance. Many of these policies and practices are designed to ensure compliance with the listing requirements of NASDAQ and applicable corporate governance requirements, including:

•	a majority of the members of the Board of Directors are independent directors;

•	the Board of Directors has appointed a Lead Independent Director;

•	the independent members of the Board of Directors meet regularly without the presence of management;

•	all members of the key committees of the Board of Directors—the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee—are independent;

•	the charters of each committee of the Board of Directors clearly establish the committees’ respective roles and responsibilities;

•

Concur has an anonymous compliance reporting system available to all employees, and the Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal accounting controls, or auditing matters; and

•	Concur has adopted a code of ethics that applies to all directors, officers and employees of Concur.

Key information regarding Concur’s corporate governance initiatives, including Concur’s Code of Business Conduct and Ethics and the charter for each committee of the Board of Directors, is posted on our Internet website at www.concur.com.

Board Leadership Structure

Steven S. Singh has served as a member of our Board of Directors since 1993, as our Chief Executive Officer since 1996, and as Chairman of the Board since 1999. In light of Mr. Singh’s knowledge of Concur and our industry, and his experience successfully navigating Concur through many successes and challenges, we believe it is appropriate for him to have the principal leadership position on both the executive management team and the Board of Directors. We have no policy mandating whether the positions of Chief Executive Officer and Chairman of the Board should be combined or separated. In fiscal 2010, we supplemented our Board leadership structure by creating the position of Lead Independent Director and appointing Randall Talbot to that position. Our objective in creating this position was to provide formal support to Mr. Singh in his management of Board affairs, and to acknowledge general investor interest in a greater role of independent directors in the leadership of the Board of Directors.

Our Lead Independent Director, Mr. Talbot, has the following roles and responsibilities:

•	serving as a liaison between the Chairman of the Board and the Board’s independent directors;

•	presiding over all Board meetings when the Chairman of the Board is not present;

•	presiding over all executive sessions of the Board’s independent directors;

•	convening and presiding over any meetings of the Board’s independent directors that may be necessary from time to time;

•	coordinating feedback to the Chairman of the Board and Chief Executive Officer on behalf of the Board’s independent directors regarding business issues and management;

•	consulting with the Chairman of the Board and Chief Executive Officer with respect to agendas for Board meetings and information needs associated with such meetings;

•

serving as a designated spokesperson for the Board when the Board or the Board’s independent directors determine it would be appropriate for the Lead Independent Director to comment publicly on any matter;

•

being available for consultation and communication with the Company’s stockholders when the Board or the Board’s independent directors determine it would be appropriate for the Lead Independent Director to do so; and

•

performing such other duties as may be necessary for the Lead Independent Director to fulfill these responsibilities, or as may be requested by the Board, the Board’s independent directors, or the Chairman of the Board.

Board Role in Risk Oversight

Risk is inherent in business, particularly for technology companies pursuing long-term growth opportunities. Our management is responsible for day-to-day risk management activities in the business. The Board of Directors, acting directly and through its committees, is responsible for oversight of Concur’s risk management. With the oversight of the Board of Directors, Concur has implemented practices and programs designed to help manage the risks to which we are exposed in our business and to align risk-taking appropriately with our efforts to increase shareholder value.

The Board’s risk oversight areas of focus include, but are not limited to:

•	management and Board succession planning;

•	assessment of strategic risk and major operational risks, including acquisitions and evaluation of our capital structure; and

•	legal and regulatory compliance.

The Board conducts its risk oversight both directly and through its committees. The Board’s oversight of risks occurs as an integral and continuous part of its oversight of the business of Concur generally. In addition, the Audit Committee has primary responsibility for overseeing risks associated with our financial statements and financial reporting, credit and liquidity, and legal and regulatory compliance. The Audit Committee receives updates and discusses individual and overall risk areas during its meetings, including financial risk assessments, risk management policies and major financial risk exposures, and the steps management has taken to monitor and control those exposures. The Compensation Committee considers the risks associated with our compensation policies and practices, with respect to both executive compensation and employee compensation generally. The Compensation Committee receives reports and discusses whether our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company. The Nominating and Corporate Governance Committee oversees risks associated with our governance practices, director succession and the leadership structure of the Board.

The Board is kept abreast of its committees’ risk oversight and other activities through reports of the committee chairmen during Board meetings, and through the attendance of committee meetings by Board members who are not necessarily members of the particular committee.

Board of Directors Meetings and Committees

The Board of Directors held eight meetings during fiscal 2011. Each incumbent director attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of committees on which each such director served. The Board determined that each of directors Eubanks, McCabe, Seely and Talbot is an independent director as defined in the rules of The NASDAQ Stock Market.

The Board of Directors has three standing committees: Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee.

Audit Committee

The Board of Directors has adopted a charter governing the duties and responsibilities of the Audit Committee, which is posted on our Internet website at www.concur.com. The principal functions of the Audit Committee are:

•	overseeing the integrity of Concur’s financial statements and its compliance with related legal and regulatory requirements;

•	monitoring the adequacy of Concur’s accounting and financial reporting, and its internal controls and processes for financial reporting;

•	overseeing Concur’s relationship with its independent auditors, including appointing, evaluating, and setting the compensation of the independent auditors; and

•	facilitating communication among the independent auditors, Concur’s management, and the Board of Directors.

Directors Eubanks, McCabe, and Seely are the members of the Audit Committee. Each member of the committee meets the independence and other requirements to serve on our Audit Committee under applicable securities laws and the rules of the SEC and listing standards of The NASDAQ Stock Market. The Board of Directors has determined that Mr. Seely is an “audit committee financial expert” as defined by the rules of the SEC. The Audit Committee met nine times during fiscal 2011. The report of the Audit Committee is provided below.

Compensation Committee

The Board of Directors has adopted a charter governing the duties and responsibilities of the Compensation Committee, which is posted on our Internet website at www.concur.com. The principal functions of the Compensation Committee are:

•

reviewing and making recommendations to the Board of Directors regarding all forms of salary, bonus, and stock compensation provided to executive officers of Concur, the long-term strategy for employee compensation, the types of stock and other compensation plans to be used by Concur and the shares and amounts reserved thereunder;

•	overseeing the overall administration of Concur’s equity-based compensation and stock option plans; and

•	addressing such other compensation matters as may from time to time be directed by the Board of Directors.

Directors Eubanks, McCabe, and Talbot are the members of the Compensation Committee. Each member of the committee meets the independence and other requirements to serve on our Compensation Committee under applicable securities laws and the rules of the SEC and the listing standards of The NASDAQ Stock Market.

Each member of this committee is an “outside director” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code”) and a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934. The Compensation Committee may delegate to one or more subcommittees, or our Chief Executive Officer, the authority to determine compensation to be paid to persons who are not executive officers. The Compensation Committee may delegate to the Chief Executive Officer the authority to grant restricted stock units and stock options to our employees who are not members of the Board of Directors or executive officers, provided that no such restricted stock units or stock options exceed any limit established by the Board or the Compensation Committee. The Compensation Committee met four times during fiscal 2011. The report of the Compensation Committee appears below. For a description of the Compensation Committee’s processes and procedure for consideration and determination of executive officer compensation, see the “Compensation Discussion and Analysis” section of this proxy statement.

Nominating and Corporate Governance Committee

The Board of Directors has adopted a charter governing the duties and responsibilities of the Nominating and Corporate Governance Committee, which is posted on our Internet website at www.concur.com. The principal functions of the Nominating and Corporate Governance Committee are:

•	assisting the Board of Directors in identifying, evaluating, and nominating candidates to serve as members of the Board of Directors;

•	recommending to the Board of Directors the director nominees for the next annual meeting of stockholders;

•	reviewing and making recommendations to the Board of Directors regarding the composition and operations of the Board; and

•	reviewing and making recommendations to the Board of Directors regarding corporate governance policies and ethical conduct.

Directors Eubanks, McCabe, and Seely are the members of the Nominating and Corporate Governance Committee. Each member of the committee meets the independence and other requirements to serve on our Nominating and Corporate Governance Committee under applicable securities laws and the rules of the SEC and the listing standards of The NASDAQ Stock Market. The Nominating and Corporate Governance Committee met three times during fiscal 2011.

The Nominating and Corporate Governance Committee generally identifies potential nominees based upon suggestions by our outside directors, members of management, or stockholders, and then evaluates the candidates based upon various factors, including:

•	integrity;

•	high level of education and/or business experience;

•	broad-based business acumen;

•	understanding of our business and industry;

•	strategic thinking and willingness to share ideas, network of contacts, and diversity of experience;

•	expertise; and

•	background.

The committee uses these and other criteria to evaluate potential nominees. The committee does not have a formal policy with regard to the consideration of diversity in identifying and evaluating potential nominees, but the Board of Directors and the committee believe that the Board of Directors should include a diversity of experience and perspective on business opportunities and challenges. The committee does not evaluate proposed nominees differently depending upon who has proposed the nominee. To date, we have not paid any third-party fees to assist in this process.

The Nominating and Corporate Governance Committee will consider, and make recommendations to the Board of Directors regarding, any stockholder recommendations for candidates to serve on the Board of Directors. However, it has not adopted a formal process for that consideration because it believes that the informal consideration process has been adequate given the historical absence of those proposals. The committee will review periodically whether a more formal policy should be adopted. If a stockholder wishes to suggest a candidate for committee consideration, the stockholder should send the name of the recommended candidate for director, together with pertinent biographical information, a document indicating the candidate’s willingness to serve if elected, and evidence of the nominating stockholder’s ownership of Concur stock, to the attention of Corporate Secretary, 18400 N.E. Union Hill Road, Redmond, Washington 98052 at least six months prior to the 2013 Annual Meeting of Stockholders to ensure time for meaningful consideration by the committee. For additional nominating requirements, please see “Stockholder Proposals for 2013 Annual Meeting” below. To date, we have not had any candidates submitted by any stockholders for the upcoming annual meeting.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is, or at any time was, an officer or employee of Concur or any of its subsidiaries, and none had any related-person transaction or relationship with Concur. None of Concur’s executive officers serves or has served on the board of directors or compensation committee of any entity that has one or more executive officers serving on Concur’s Board of Directors or Compensation Committee during the most recently completed fiscal year.

Director Compensation

Concur employees who are members of our Board of Directors are not separately compensated for serving as members of the Board. Currently, annual director compensation consists of cash and an award of restricted stock units, as follows:

Position	Annual Cash Payment ($)	Annual Grant of Restricted Stock Units (#)
Lead Independent Director	100,000	4,500
Chairman of the Audit-Committee	95,000	4,300
Chairman of the Compensation Committee	90,000	4,200
Chairman of the Nominating and Corporate Governance Committee	85,000	3,900

The cash and restricted stock units are awarded on March 15 of each year for service during the preceding 12 months.

All directors are reimbursed for reasonable travel expenses in attending Board and committee meetings. Restricted stock units are awarded to outside directors under our 2007 Equity Incentive Plan, and vest in four equal installments on the first four anniversaries of the grant date. These restricted stock units cease to vest if the outside director ceases to provide services to Concur as a director or consultant.

The following table shows the compensation earned in fiscal 2011 by members of our Board of Directors other than Mr. S. Steven Singh and Mr. Rajeev Singh, who are not separately compensated for service on the Board. Mr. S. Steven Singh’s and Mr. Rajeev Singh’s compensation is detailed in the “Executive Compensation” section of this proxy statement.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Randall H. Talbot	100,000	236,835	—	—	—	336,835
Jeffrey T. Seely	95,000	226,309	—	—	—	321,309
Gordon Eubanks	90,000	221,046	—	—	—	311,046
Jeffrey T. McCabe	85,000	205,257	—	—	—	290,257
Edward P. Gilligan (2)	—	—	—	—	—	—

(1)	The amounts shown in this column represent the grant date fair value of equity awards calculated in accordance with ASC Topic 718, Stock Compensation. Assumptions used in the calculation of this amount for purposes of our financial statements are included in Note 12 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2011. In fiscal year 2011, Mr. Talbot was awarded 4,500 restricted stock units, Mr. Seely was awarded 4,300 restricted stock units, Mr. Eubanks was awarded 4,200 restricted stock units, and Mr. McCabe was awarded 3,900 restricted stock units. These awards settle in accordance with a four-year vesting schedule under which 25% of the award will vest on March 15, 2012 and 25% of the award will vest on March 15 in each of the next three successive years.

(2)	Pursuant to American Express Company internal policy, Mr. Gilligan has waived any compensation he is entitled to receive from Concur for his service as a member of our Board of Directors.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR the election of each nominated director.

PROPOSAL 2

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has selected Grant Thornton LLP (“Grant Thornton”) to serve as our independent registered public accounting firm for the fiscal year ending September 30, 2012. The Audit Committee requests that the stockholders ratify its selection of Grant Thornton to serve as Concur’s independent registered public accounting firm for fiscal 2012. Although stockholder ratification of the appointment of Grant Thornton is not required by our Bylaws or otherwise, we are requesting such ratification because we believe it is good corporate practice to do so. If the stockholders do not ratify the appointment of Grant Thornton, the Audit Committee will investigate the reasons for the stockholders’ rejection and the Audit Committee will reconsider, but might not change, its appointment. However, even if the stockholders ratify the appointment of Grant Thornton, the Audit Committee may appoint a different independent registered public accounting firm at any time if it concludes that doing so would be in the best interests of the Company and the stockholders. We expect that one or more representatives of Grant Thornton will be present at the annual meeting, will be able to make a statement if they wish to do so, and will be able to respond to appropriate questions.

Independent Auditor’s Services and Fees

During Concur’s 2010 and 2011 fiscal years, Grant Thornton served as Concur’s independent auditor. The following table presents fees for services rendered by Grant Thornton during those fiscal years:

Type of Fees	Fee Amounts Fiscal Year 2010	Fee Amounts Fiscal Year 2011
Audit Fees	$607,574	$568,172
Audit-Related Fees	173,139	239,996
Tax Fees	44,853	64,936
All Other Fees	—	—

Total	$825,566	$873,104

Audit Fees for fiscal years 2010 and 2011 consist of fees paid to Grant Thornton for: (i) the audit of Concur’s annual financial statements included in the Annual Report on Form 10-K and review of financial statements included in the Quarterly Reports on Form 10-Q; (ii) the audit of Concur’s internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects; and (iii) services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees consist of fees for professional services that are reasonably related to the performance of the audit or review of Concur’s financial statements and are not reported under Audit Fees. This category includes fees related to audit and attest services not required by statute or regulations, due diligence related to mergers, acquisitions and investments, and consultations concerning financial accounting and reporting standards.

Tax Fees consist of fees for professional services for tax compliance, tax advice, and tax planning. These services include assistance regarding federal, state and international tax compliance, tax return preparation, and tax audits.

All such services rendered by the independent auditor are permissible under applicable laws and regulations, and were pre-approved by the Audit Committee in accordance with the Audit Committee pre-approval policy described below. The Audit Committee has determined that the provision of these services was compatible with maintaining the auditor’s independence.

Audit Committee Pre-Approval Policy

All audit and non-audit services to be performed for Concur by its independent auditor must be pre-approved by the Audit Committee, or a designated member of the Audit Committee, to assure that the provision of such services does not impair the auditor’s independence. The Audit Committee has delegated interim pre-approval authority to the Chairman of the Audit Committee. Any interim pre-approval of services is required to be reported to the Audit Committee at the next scheduled Audit Committee meeting. The Audit Committee does not delegate its responsibility to pre-approve services performed by the independent auditor to management.

The engagement terms and fees for annual audit services are subject to the specific pre-approval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions, and fees resulting from changes in audit scope or other matters. All other audit services not otherwise included in the annual audit services engagement must be specifically pre-approved by the Audit Committee.

Audit-related services are services that are reasonably related to the performance of the audit or review of Concur’s financial statements or traditionally performed by the independent auditor. Examples of audit-related services include employee benefit and compensation plan audits, due diligence related to mergers and acquisitions, attestations by the auditor that are not required by statute or regulation, and consulting on financial accounting/reporting standards. All audit-related services must be specifically pre-approved by the Audit Committee.

The Audit Committee may grant pre-approval of other services that are permissible under applicable laws and regulations and that would not impair the independence of the auditor. All of such permissible services must be specifically pre-approved by the Audit Committee.

Requests or applications for the independent auditor to provide services that require specific approval by the Audit Committee are considered after consultation with management and the auditors. Questions about whether the scope of a proposed service requires specific pre-approval, or is permitted by applicable laws and regulations, are to be referred to the Concur legal department.

Recommendation of the Board

The Board of Directors recommends a vote FOR the ratification of the selection of Grant Thornton as Concur’s independent registered public accounting firm for fiscal 2012.

PROPOSAL 3

ADVISORY VOTE ON COMPENSATION OF EXECUTIVE OFFICERS

General

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of Concur’s executive officers as disclosed in this proxy statement in accordance with applicable SEC rules. This vote, commonly known as a “say-on-pay” vote, provides stockholders with the opportunity to express their views on our executive officers’ compensation. The vote is not intended to address any specific item of our executive compensation, but rather the overall compensation of Concur’s executive officers and the philosophy, policies and practices described in this proxy statement.

As described in the section of this proxy statement entitled “Compensation Discussion and Analysis”, our executive compensation program is designed to attract, retain, and motivate talented individuals with the executive experience and leadership skills necessary for us to increase stockholder value by driving long-term growth in revenue and profitability. We seek to provide executive compensation that is competitive with companies that are similar to Concur. We also seek to provide near-term and long-term financial incentives that reward well-performing executives when strategic corporate objectives designed to increase long-term stockholder value are achieved. We believe that executive compensation should include base salary, cash incentives and equity awards. We also believe that our executive officers’ base salaries should be set at approximately median levels relative to comparable companies, and cash and equity incentives should generally be set at levels that give executives the opportunity to achieve above-average total compensation reflecting above-average company performance. In particular, our executive compensation philosophy is to promote long-term value creation for our stockholders by rewarding improvement in selected financial metrics, and by using equity incentives. Please see our “Compensation Discussion and Analysis” section of this proxy statement and related compensation tables for detailed information about our executive compensation programs, including information about the fiscal 2011 compensation of our executive officers.

Text of Resolution

“RESOLVED, that Concur’s stockholders approve, on an advisory basis, the compensation of the executive officers, as disclosed in Concur’s proxy statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on Concur, our Board of Directors, or the Compensation Committee of the Board of Directors. Our Board of Directors and Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Recommendation of the Board

The Board of Directors recommends a vote FOR the approval of the compensation of each executive officer, as disclosed in this proxy statement pursuant to the executive compensation disclosure rules of the SEC.

OTHER MATTERS

The Board of Directors is not aware of any other matters to be presented for stockholder action at the annual meeting. However, if other matters do properly come before the meeting or any adjournment or postponement thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

OWNERSHIP OF SECURITIES

The following table sets forth information with respect to the beneficial ownership of Concur common stock, as of January 10, 2012, by:

•	each person known by Concur to own beneficially more than 5% of the outstanding shares;

•	each member of the Board of Directors;

•	each named executive officer identified in the Summary Compensation Table below; and

•	all current directors and executive officers as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated, the principal address of each of the stockholders listed below is c/o Concur Technologies, Inc., 18400 N.E. Union Hill Road, Redmond, Washington 98052. To our knowledge, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable and except as otherwise indicated below. Shares of common stock subject to options that are exercisable on or before March 10, 2012 (within 60 days after January 10, 2012) are deemed to be outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person. To determine the number of shares beneficially owned by persons other than our directors, executive officers and their affiliates (if any), we have relied on beneficial ownership reports filed by such persons with the SEC.

The percentage of outstanding shares beneficially owned as of January 10, 2012 is based on 54,148,264 shares of common stock outstanding on that date.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Outstanding Shares
American Express Travel Related Services Company, Inc.	7,680,000	(1)	14.2%
T. Rowe Price Associates, Inc.	6,260,850	(2)	11.6%
BlackRock, Inc.	3,211,443	(3)	5.9%
S. Steven Singh	1,124,843		2.1%
Rajeev Singh	278,548	(4)	*
Gordon Eubanks	53,439	(5)	*
Jeffrey T. Seely	50,000	(6)	*
Jeffrey T. McCabe	42,189	(7)	*
Robert Cavanaugh	24,011		*
Randall H. Talbot	15,189		*
Francis J. Pelzer V	7,355		*
John Torrey	5,422		*
Edward P. Gilligan	0	(8)	*
All current directors and executive officers as a group (15 persons)	1,843,440	(9)	3.4%

*	Less than 1%

(1)	American Express Travel Related Services Company, Inc. has sole voting and dispositive power with respect to all such shares; its address is 200 Vesey Street, New York, New York 10285.

(2)

T. Rowe Price Associates, Inc. has sole voting power with respect to 1,487,950 of such shares and sole dispositive power with respect to 6,260,850 of such shares; its address is 100 E. Pratt Street, Baltimore, Maryland 21202.

(3)	BlackRock, Inc. has sole voting and dispositive power with respect to all such shares; its address is 40 East 52nd Street, New York, New York 10022.

(4)	Includes 46,000 shares owned indirectly, as trustee of a grantor retained annuity trust, which is the direct owner of these shares, and 172,753 shares subject to options.

(5)	Includes 45,000 shares subject to options.

(6)	Includes 50,000 shares subject to options.

(7)	Includes 30,500 shares subject to options.

(8)	Edward P. Gilligan waived compensation, including the receipt of Concur common stock, pursuant to American Express Company internal policy.

(9)	Includes 408,949 shares subject to options, including options described in the above footnotes.

EXECUTIVE OFFICERS

The following individuals are our executive officers:

S. Steven Singh, Chief Executive Officer and Chairman of the Board of Directors. S. Steven Singh, age 50, has served as Concur’s Chief Executive Officer since 1996 and as a director since 1993, including service as Chairman of the Board of Directors since September 1999. From 1993 to 1996, Mr. Singh was General Manager of the Contact Management Division at Symantec Corporation, an international technology firm focused on protecting information and computer systems. Mr. Singh serves as Chairman of the GBTA Foundation Board, serves on the boards of directors of ClearTrip Inc., AdReady, and Washington Roundtable. S. Steven Singh and Rajeev Singh are brothers.

Rajeev Singh, President and Chief Operating Officer. Rajeev Singh, age 43, has been a director of Concur since April 2008. Mr. Singh co-founded Concur in 1993, became Chief Operating Officer in September 2002, and became President in September 2005. Prior to that, he served in various roles at Concur, including the Executive Vice President of Sales, Marketing & Services. Prior to joining Concur, Mr. Singh served roles at Ford Motor Company and General Motors Corporation. Mr. Singh serves on the boards of directors of PaySimple and Apptio, and holds board positions at Partnership for Learning and SeeYourImpact. Rajeev Singh and S. Steven Singh are brothers.

Francis J. Pelzer V, Chief Financial Officer. Mr. Pelzer, age 41, joined Concur in May 2010 as its Chief Financial Officer. From 2004 to May 2010, Mr. Pelzer served as a Director and Vice President in the Software Investment Banking group at Deutsche Bank. Prior to that, Mr. Pelzer was a Vice President with Credit Suisse First Boston and a management consultant with Kurt Salmon Associates.

Kyle R. Sugamele, Chief Legal Officer and Corporate Secretary. Mr. Sugamele, age 49, joined Concur in August 2000 as its Vice President, General Counsel and Corporate Secretary and became Chief Legal Officer and Corporate Secretary in September 2005. From 1995 to 2000, Mr. Sugamele served as Vice President, General Counsel, and Corporate Secretary at Cellular Technical Services Company, Inc., a provider of software solutions for the wireless telecommunications industry. From 1991 to 1995, Mr. Sugamele practiced law at the firm of Mundt MacGregor LLP in Seattle. Prior to that time, Mr. Sugamele practiced law at the firm of Graham & Dunn PC in Seattle.

John M. Love, Chief Technology Officer. Mr. Love, age 47, joined Concur in 2006 as our Vice President of Research and Development. In January 2009 he was promoted to Senior Vice President of Research and Development and in June 2010 he was promoted to Executive Vice President of Technology. In October 2011, Mr. Love became our Chief Technology Officer. Mr. Love was formerly the Chief Technology Officer of Outtask, Inc., which we acquired in 2006, and a founding member of its management team. He previously served as a Vice President of Development at Platinum Technology.

John Torrey, Executive Vice President, Corporate Development. Mr. Torrey, age 39, joined Concur in October 2007 and serves as Executive Vice President of Corporate Development. Prior to joining Concur, he was an equity research analyst at Adams Harkness, Credit Suisse First Boston Technology Group, and Montgomery & Co., where he was also Director of Research. Mr. Torrey began his career at PricewaterhouseCoopers LLP, where he was a senior manager in the firm’s national office and corporate and operations strategy consultant. Mr. Torrey serves on the boards of directors of ClearTrip Inc. and RideCharge, Inc.

Robert Cavanaugh, Executive Vice President and General Manager, Americas. Mr. Cavanaugh, age 42, joined Concur in 1999 and has served in various roles since that time, including: Executive Vice President and General Manager, North America; Executive Vice President, Client Development; Executive Vice President, Business Development; Vice President of Business Development; and Senior Director, Consulting Services. Mr. Cavanaugh was appointed Executive Vice President and General Manager, Americas, in October 2011. Prior

to joining Concur, Mr. Cavanaugh held consulting and implementation management positions at Seeker Software and Ceridian Corporation. Mr. Cavanaugh served as an officer in the United States Army Reserve from 1991 to 2000.

Michael L. Eberhard, Executive Vice President and General Manager, Asia Pacific. Mr. Eberhard, age 46, joined Concur in 2003 as its Vice President of Large Market Sales, became Executive Vice President, North American Sales in 2005, became Executive Vice President, Worldwide Sales and Business Development in September 2007, and became Executive Vice President and General Manager, Asia Pacific, in October 2010. Prior to joining Concur, Mr. Eberhard held executive and sales leadership positions at Xign Corporation, a provider of electronic invoice presentment and payment services, Ariba Inc., a provider of spend management solutions, PeopleSoft, a provider of enterprise application software, and Dun & Bradstreet Software Services Inc., a distributor of software for financial, human resources, distribution, and manufacturing applications.

Elena A. Donio, Executive Vice President and General Manager, Small & Mid-Size Businesses. Ms. Donio, age 42, joined Concur in 1998 and has served in various roles since that time, including: Executive Vice President of Emerging Business; Vice President of Marketing; and Vice President of Product Management. Ms. Donio was appointed Executive Vice President and General Manager, Small & Mid-Size Businesses in October 2010. Prior to joining Concur, Ms. Donio was a Senior Manager in Deloitte Consulting’s SAP practice.

M. Isabel Montesdeoca, Senior Vice President and General Manager, EMEA. Ms. Montesdeoca, age 43, joined Concur in April 2009 as our Vice President of Marketing for EMEA. She was appointed our Senior Vice President and General Manager, EMEA in October 2011. Prior to joining Concur, Ms. Montesdeoca held senior roles in marketing, product management, and research and development at companies including Aspect Communications, Gridcom and Nortel.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

This Compensation Discussion and Analysis provides information about the material components of our executive compensation program for:

•	S. Steven Singh, our Chief Executive Officer;

•	Francis J. Pelzer V, our Chief Financial Officer;

•	Rajeev Singh, our President and Chief Operating Officer;

•	John Torrey, our Executive Vice President, Corporate Development; and

•	Robert Cavanaugh, our Executive Vice President and General Manager, Americas.

Throughout this Compensation Discussion and Analysis and the related compensation tables that follow, we refer to these executives collectively as our named executive officers.

In this section we provide an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each compensation component that we provide. We also explain how the Compensation Committee and Board of Directors arrived at specific compensation policies and decisions involving our named executive officers during 2011. This discussion is intended to provide the context necessary to understand the compensation of these named executive officers, which is detailed in the tables and narratives that follow.

Executive Compensation Objectives and Philosophy

We operate in a competitive business environment that is constantly reshaped by technological advances, evolving market requirements and emerging competitors. To thrive in this environment, we must continue to establish cloud computing as a long-term service delivery and business model, develop new services and technologies, identify and implement effective business strategies, and demonstrate an ability to capitalize on new business opportunities. To do so, we need to have a highly talented and seasoned leadership team of technical and business professionals. We compete with many other companies in seeking to attract and retain a skilled management team. To meet this challenge, we have employed a compensation philosophy of offering our executives competitive compensation packages that are focused on long-term value creation and rewarding them for achieving our financial and strategic objectives.

Our executive compensation program is designed to attract, retain, and motivate talented individuals with the executive experience and leadership skills necessary for us to increase stockholder value by driving long-term growth in revenue and profitability. We seek to provide executive compensation that is competitive with companies that are similar to Concur. We also seek to provide near-term and long-term financial incentives that reward well-performing executives when strategic corporate objectives designed to increase long-term stockholder value are achieved. We believe that executive compensation should include base salary, cash incentives and equity awards. We also believe that our executive officers’ base salaries should be set at approximately median levels relative to comparable companies, and cash and equity incentives should generally be set at levels that give executives the opportunity to achieve above-average total compensation reflecting above-average company performance. In particular, our executive compensation philosophy is to promote consistent long-term value creation for our stockholders by rewarding long-term growth in selected financial metrics, along with equity incentives. In fiscal 2011, more than 90% of the compensation of our Chief Executive Officer, and 85% of the compensation of our other named executive officers, consisted of performance-based cash and equity incentives.

Process for Determining Executive and Director Compensation

Our Compensation Committee oversees our executive officer compensation program, and designs, approves and recommends to the Board for approval by the independent members of the Board, all compensation of our executive officers, including the form and amount of executives’ salary, bonus, and equity-based compensation. It also oversees the administration of our equity-based and cash-based incentive plans, and addresses other compensation matters as the Board may direct from time to time. In determining the form and amount of salary, bonus, and equity-based compensation for executives, the Compensation Committee reviews compensation data for comparable companies and assesses the historical performance and prospects of those companies relative to Concur’s performance and prospects. The Compensation Committee’s charter allows the committee to delegate to one or more committee members, and to our Chief Executive Officer, the authority to determine compensation of employees other than executive officers. In making its determinations about fiscal 2011 executive compensation, neither the Compensation Committee nor Concur engaged the services of a compensation consultant.

In the first quarter of the fiscal year, our Chief Executive Officer reviews peer group compensation data and makes recommendations to the Compensation Committee on the compensation plans, objectives, and levels for the named executive officers other than himself. He provides the Compensation Committee with his assessment of each named executive officer’s performance during the preceding year generally, and with specific reference to the objectives previously established by the Compensation Committee and the Board. The Compensation Committee considers the Chief Executive Officer’s recommendations and discusses the recommendations independent of the Chief Executive Officer. The Compensation Committee also considers and approves the compensation of the Chief Executive Officer outside of his presence. The Compensation Committee then approves, and recommends to the Board for approval by the independent members of the Board, the base salaries, incentive cash amounts (and performance targets), and equity awards for executive officers for that fiscal year. After the end of each fiscal year, the Compensation Committee reviews actual results relative to the performance objectives for that fiscal year and approves, and recommends to the Board for approval by the independent members of the Board, regarding the achievement of those objectives and payout of related incentive cash awards.

Our Compensation Committee also oversees our non-employee director compensation program, and recommends to the Board for approval the form and amount of director compensation. The Board makes the decisions regarding all compensation of our non-employee directors, based on Compensation Committee recommendations. In determining the form and amount of compensation for directors, the Compensation Committee reviews compensation data for comparable companies and assesses the historical performance and prospects of those companies relative to Concur’s performance and prospects.

Say-on-Pay and Say-on-Frequency Results

The Compensation Committee considered the result of the 2011 stockholder advisory vote on executive compensation in connection with the discharge of its responsibilities. Because a substantial majority (92.7%) of our stockholders approved the compensation programs described in our proxy statement for the 2011 annual meeting of stockholders, the Compensation Committee decided that it was not necessary to implement changes to our compensation programs as a result of the stockholder advisory vote.

In light of the voting results with respect to the frequency of stockholder votes on executive compensation at the 2011 annual meeting of stockholders, the Board decided that Concur will hold an advisory vote on the compensation of named executive officers at each annual meeting of stockholders. Stockholder votes on the frequency of stockholder votes on executive compensation must be held at least once every six years, so we currently expect the next stockholder vote on frequency to occur at Concur’s 2017 annual meeting of stockholders.

Our Executive Compensation Peer Group

In determining the components of executive compensation and the amounts of salary, bonus, and equity-based compensation for executives, the Compensation Committee reviews compensation data for selected comparable companies and assesses the historical performance and prospects of those companies relative to Concur’s performance and prospects.

For fiscal 2011 the Compensation Committee established a peer group for executive compensation purposes, consisting of publicly traded software companies and selected software-as-a-service companies. Software companies with annual revenues in the range of $250 million to $550 million were included in the group, except for those that had been acquired since the date of their last proxy statement. Our Chief Executive Officer and other members of management provided input on the selection of peer group companies, and the Compensation Committee made the final determination of which companies to include. Executive compensation information for the peer group companies was compiled by management from proxy statements and other public filings.

The fiscal 2011 peer group included the following 24 companies:

•	ACI Worldwide, Inc.

•	Advent Software Inc.

•	Ariba, Inc.

•	Athenahealth, Inc.

•	Blackbaud, Inc.

•	Blackboard Inc.

•	Blue Coat Systems, Inc.

•	Commvault Systems Inc.

•	DealerTrack Holdings, Inc.

•	Deltek, Inc.

•	Dynamic Research Corporation

•	Electronics For Imaging, Inc.

•	Epiq Systems, Inc.

•	Kenexa Corporation

•	Manhattan Associates, Inc.

•	MicroStrategy Incorporated

•	NetSuite Inc.

•	Radiant Systems Inc.

•	RealPage, Inc.

•	S1 Corporation

•	SuccessFactors, Inc.

•	Taleo Corporation

•	Ultimate Software Group, Inc.

•	WebSense, Inc.

For fiscal 2011, the goal of the Compensation Committee and the Board was to provide executive officer compensation generally in alignment with similar positions at comparable companies. The Compensation Committee and the Board also noted that Concur’s financial performance for the prior fiscal year, and its expected performance for fiscal 2011, were significantly better than the performance of the peer group companies. In order to encourage above-average corporate financial performance, the Compensation Committee and the Board chose to emphasize executive compensation weighted toward incentive compensation.

Components of Our Executive Compensation Program

The key elements of our named executive officer compensation program for fiscal 2011 were:

•	base salary;

•	cash incentive; and

•	equity incentive.

The Compensation Committee and the Board believe that these elements, which Concur has used for many years and are common in the technology industry, are appropriate components of our executive compensation program.

Generally, the Compensation Committee and the Board believe that the following components of executive compensation should be set at the following approximate percentiles for comparable positions at peer group companies:

Component	Percentile
Base salary	50	th
Total cash compensation (base salary and cash incentive)	75	th
Total compensation (base salary, cash incentive and equity incentive)	90	th

The Compensation Committee and the Board set the ranges for 2011 incentive compensation significantly higher than the median among the peer group in recognition of the fact that Concur out-performed its peer group companies in fiscal 2010 and was expected to do so again in fiscal 2011, and performance of this nature should result in above-average total compensation for our executives. However, the Compensation Committee and the Board also recognized that individual circumstances require adjustment of one or more components of compensation for individual executives to reflect individual prior-year performance or to accommodate positions for which peer roles were difficult to establish.

Base Salaries

Base salaries are used to compensate our executive officers for serving as the senior members of our management team, regardless of stockholder returns or our performance relative to our financial objectives. Salaries also serve an important retention function.

In determining appropriate base salaries for executives in fiscal 2011, the Compensation Committee and the Board considered the peer group 50th percentile data and made subjective assessments of each executive officer’s position, experience, responsibilities, performance and work location. As a result of these considerations, the Compensation Committee and the Board set annual base salaries for our named executive officers that were at approximately the 50th percentile of comparable company data for our named executive officers, including our Chief Executive Officer.

Annual Cash Incentives

Annual cash incentives are intended to motivate our executives to achieve pre-established corporate financial or operational goals that we expect to increase long-term stockholder value. Whether a named executive officer receives a bonus under these arrangements, and the amount of that bonus, depends primarily on our performance relative to company-wide financial objectives. The Compensation Committee and the Board believe that company-wide incentives foster teamwork among senior management and throughout the company, and that consistently achieving better-than-expected financial results increases stockholder value and should be reflected in superior executive compensation. Under the company-wide annual cash incentive plan, if we achieve results that are below the target level, then our executives receive proportionately lower bonuses, while results above the target level result in larger bonuses (up to double the target bonus amount).

In determining the target annual cash bonus for each named executive officer, the Compensation Committee and the Board considered the comparable data for annual cash incentives (target and actual) from the peer group companies. For fiscal 2011, the Compensation Committee and the Board targeted total cash compensation (including base salary and cash incentive compensation) at approximately the 75th percentile of the peer group data. The Compensation Committee and the Board considered the position, experience, responsibilities, other compensation, and performance of each executive officer, together with the peer group compensation data, based on the recommendations provided by the Chief Executive Officer. As a result, the on-target total cash compensation of our named executive officers was approximately the 75th percentile for four of our named executives, including Mr. Steven Singh; Mr. Cavanaugh’s target total cash compensation was set at approximately the 50th percentile of peer group data. In addition, the targeted annual cash incentives for our named executive officers (at 100% of target) was approximately 120% of base salary for Mr. Steven Singh, 122% of base salary for Mr. Rajeev Singh, 100% of base salary for Mr. Pelzer, 85% of base salary for Mr. Torrey, and 65% of base salary for Mr. Cavanaugh.

Based on recommendations from the Chief Executive Officer, the Compensation Committee and the Board selected fiscal 2011 non-GAAP pre-tax earnings per share as the metric that would determine annual cash bonuses for the named executive officers for fiscal 2011. The Compensation Committee and the Board selected this metric to link bonuses to a broad measure of our overall financial performance for the year. Executives could earn 100% of their target cash bonuses only if the target non-GAAP pre-tax earnings objective was achieved. Executives could earn higher bonuses if the target objective was exceeded, up to a maximum cash bonus for each named executive officer equal to double his target cash bonus, and proportionately lower bonuses if the target objective was not achieved. In alignment with Concur’s business outlook for fiscal 2011, the Board set $1.34 non-GAAP pre-tax earnings per share as a level at which the target bonus would be earned, subject to certain adjustments, and it set a level (140% of the target objective, as adjusted) at which the maximum bonus could be earned. Ultimately we achieved non-GAAP pre-tax earnings per share of $1.35, which was approximately 101% of target, taking into consideration certain adjustments as approved by the Board, resulting in our named executive officers earning approximately 100% of their target cash bonus amounts for fiscal 2011.

Equity Incentives

Equity incentive compensation is intended primarily to motivate our executives to pursue strategies that increase stockholder value over the long term, and secondarily to help retain executives. In fiscal 2011, our equity incentive took the form of grants of restricted stock units under our stockholder-approved 2007 Equity Incentive Plan. Through fiscal 2006, we used stock options as our primary form of equity incentive. Equity awards generally vest over four years, which the Compensation Committee and the Board believe encourages retention of key leadership while aligning their interests with the interest of stockholders with respect to business growth and stock price appreciation.

In determining equity awards for each named executive officer, the Compensation Committee and the Board consider the equity compensation practices of the peer group companies, including stock dilution, and the equity compensation for comparable positions among the peer group companies. For fiscal 2011, the Compensation

Committee and the Board determined that total compensation (including base salary, cash incentive compensation and equity compensation) should generally be approximately the 90th percentile of total compensation value among our peer group companies.

While the Compensation Committee reviews the realized or unrealized value of prior equity awards, it determines the annual target economic value of equity awards with reference to our peer group benchmark. The Compensation Committee believes that annual equity awards effectively create strong incentives to drive future stockholder return.

Restricted Stock Units. We grant restricted stock units to link executive officer compensation directly to the value of our common stock, to encourage increasing stockholder value over the long term, and to promote executive officer retention. Our restricted stock units are subject to performance-based vesting as well as time-based vesting. Restricted stock units that are subject to time-based vesting generally vest in four equal annual installments on the anniversary of the grant date, when the executive receives shares with value equivalent to the value of our shares on that date, net of tax withholding. Restricted stock units reward the executive to the extent of the full value of the shares, so the executive earns more compensation if our stock price increases, while being assured of some compensation if our stock price stays steady or declines over the period of the award, which helps retain executive officers during times when our stock price declines.

In determining the size of restricted stock unit awards to named executive officers, the Compensation Committee and the Board considered the current value of our common stock, stock dilution, equity compensation practices of the peer group companies, and other forms of equity-based incentive compensation (such as stock options). The Compensation Committee and the Board assessed our executive officers’ outstanding equity awards relative to the peer group data, and considered the dilutive impact of equity awards. After these considerations, in fiscal 2011 the Compensation Committee and the Board granted the named executive officers an aggregate of 271,000 restricted stock units, or approximately 0.50% of our total shares outstanding. The total compensation for our named executive officers in fiscal 2011 was in the range of approximately the 90th percentile of peer group total compensation for each of our named executive officers.

Stock Options. Prior to fiscal 2007, we awarded stock options to executives in order to link named executive officer compensation to increases in the price of our common stock, which reflects increased stockholder value. All stock options to executive officers were granted with an exercise price equal to or greater than the market price of our stock on the grant date, and typically vest over four years. Stock options therefore compensate our executive officers only if our stock price increases after the date of grant and the executive officer remains employed for the period required for the stock option to become exercisable. The Board considers stock options an effective incentive tool because they motivate named executive officers to increase stockholder value. However, beginning in fiscal 2007, the Board determined that restricted stock unit awards were preferable because they cause less dilution to stockholders as fewer shares would be issued upon settlement of a restricted stock unit award than upon exercise of a stock option of equivalent value. The Board did not grant any stock options to named executive officers in fiscal 2011.

Severance and Change-in-Control Agreements

We have no “change-in-control” agreements with our named executive officers that would entitle them to severance benefits in the event of a change-in-control of Concur, such as a tender offer or merger resulting in Concur being acquired by another company.

Beginning in fiscal 2008, our grants of restricted stock units to named executive officers provide that all covered unvested shares automatically vest in the event of a change-in-control of Concur (often referred to as “single-trigger” acceleration). Historically, our restricted stock units and stock options held by named executive officers generally provided that vesting under the award would only accelerate if within 12 months after a change-in-control the employee’s employment with the successor entity is terminated without cause, or the successor entity effects a material adverse change in the employee’s responsibilities, or the successor entity reduces the employee’s base salary (often referred to as “double-trigger” acceleration). Under these agreements, the term “cause” generally means willfully engaging in gross misconduct that is materially and demonstrably injurious to Concur, a willful act of dishonesty intended to result in substantial gain or personal enrichment at the expense of Concur, or a willful and continued failure to substantially perform duties for Concur or its successor after we (or our successor or the surviving entity) deliver a written demand for substantial performance to the officer provided that this demand specifically identifies how we (or our successor or the surviving entity) believe that the officer has not substantially performed his duties.

The Compensation Committee and Board made this change because they believe that retention of our executive officers is particularly important if there is a prospect of a change-in-control. The Compensation Committee and Board therefore determined, beginning in fiscal 2008, to include such single-trigger acceleration of vesting provisions in restricted stock unit awards for named executive officers, to encourage them to remain with Concur with minimal distraction over how a change-in-control might affect them personally. The same single-trigger acceleration is generally provided for in restricted stock units for other employees as well, beginning in fiscal 2008.

Equity Award Procedures

All restricted stock units and stock options are approved by our Compensation Committee and the independent members of our Board, but the Compensation Committee and the Board have delegated to the Chief Executive Officer the authority to make equity awards to employees who are not executive officers, within certain limitations on aggregate grants and specific award terms. Stock options approved by the Compensation Committee and the Board are required to be granted not earlier than the date of approval, and at an exercise price not less than the fair market value of our common stock on the date of grant. Except in the case of a promoted or new executive officer, equity awards to executive officers are typically approved annually when annual grants are made to other key employees.

Tax Considerations

Section 162(m) of the Code generally limits to $1,000,000 the amount of compensation for certain highly compensated officers that we may deduct for federal income tax purposes in any one year. The Compensation Committee and Board determined not to limit our executive compensation to amounts that are deductible under Section 162(m). However, in fiscal 2011, the Compensation Committee granted annual cash-based incentive awards and performance-based restricted stock units that were intended to qualify as “performance-based compensation” within the meaning of Section 162(m) and therefore exempt from the deduction limit.

Compensation Risk Assessment

In establishing and reviewing our overall compensation program, the Compensation Committee considers whether the program and its various elements encourage or motivate executives or other employees to take inappropriate risks, or introduce excessive business risk. At the direction of the Compensation Committee, we reviewed our compensation practices and policies and our findings were presented to the Compensation Committee for consideration. After consideration of the information presented, the Compensation Committee concluded that our compensation programs, including our executive compensation program, do not encourage excessive risk taking by our executives or other employees. As a result, we concluded that our employee compensation program does not create risk that is reasonably likely to have a material adverse effect on Concur.

Summary Compensation Table

The following table lists the annual compensation for our Chief Executive Officer, our Chief Financial Officer, and the three other most-highly compensated persons serving as executive officers as of September 30, 2011 (collectively, “named executive officers”).

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards (1) ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation (2) ($)	Total ($)
S. Steven Singh, Chief Executive Officer and Chairman of the Board of Directors	2011	500,000	4,365,900	—	623,801	(3)	1,836	5,491,537
	2010	483,333	3,131,250	—	619,685	(3)	1,378	4,235,646
	2009	450,000	1,350,000	—	837,500	(3)	1,369	2,638,869

Francis J. Pelzer V, Chief Financial Officer	2011	350,004	1,940,400	—	233,926	(3)	326	2,524,656
	2010	130,000	1,795,200	—	—		—	1,925,326

Rajeev Singh, President and Chief Operating Officer	2011	450,000	3,638,250	—	571,818	(3)	4,236	4,664,304
	2010	433,333	2,505,000	—	619,685	(3)	2,978	3,560,996
	2009	400,000	1,012,500	—	770,500	(3)	2,969	2,185,969

John Torrey, Executive Vice President, Corporate Development	2011	324,995	1,552,320	—	285,909	(3)	326	2,163,550
	2010	322,495	1,195,880	—	225,340	(3)	388	1,744,103
	2009	312,496	393,750	—	230,312	(3)	379	936,937

Robert Cavanaugh, Executive Vice President and General Manager, North America	2011	328,333	1,649,340	—	485,100	(4)	326	2,463,099
	2010	258,702	1,195,880	—	202,598	(4)	388	1,657,568
	2009	243,749	658,125	—	232,953	(4)	379	1,135,206

(1)	Represents the aggregate grant date fair value of equity awards calculated in accordance with ASC Topic 718, Stock Compensation.

(2)	Reflects life insurance and accidental death and disability premiums paid by Concur for the benefit of the named executive officer.

(3)	Reflects amounts paid in the referenced fiscal years pursuant to our company-wide bonus plans.

(4)	Reflects sales commissions paid in the referenced fiscal year pursuant to Mr. Cavanaugh’s sales commission plan.

Grants of Plan-Based Awards During Fiscal Year

The following table shows all plan-based awards granted to our named executive officers during fiscal 2011. The restricted stock unit awards are also reported in the “Outstanding Equity Awards at Fiscal Year-End” table in this proxy statement.

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (2) (#)		Grant Date Fair Value of Stock and Option Awards (3) ($)
		Threshold ($)	Target ($)	Maximum ($)
S. Steven Singh	7/15/2011	—	600,000	1,200,000	90,000	(4)	4,365,900

Francis J. Pelzer V	7/15/2011	—	350,000	700,000	40,000	(4)	1,940,400

Rajeev Singh	7/15/2011	—	550,000	1,100,000	75,000	(4)	3,638,250

John Torrey	7/15/2011	—	275,000	550,000	32,000	(4)	1,552,320

Robert Cavanaugh	7/15/2011	—	234,000	468,000	34,000	(4)	1,649,340

(1)	The amounts in this column reflect amounts payable pursuant to our fiscal company-wide bonus plan. For a description of our company-wide bonus plan as it pertains to the named executive officers, see the “Compensation Discussion and Analysis” section above.

(2)	The amounts in this column reflect restricted stock units granted during fiscal 2011. For a description of our restricted stock unit awards pertaining to the named executive officers, see the “Compensation Discussion and Analysis” section above. There are no threshold, target, or maximum amounts for these restricted stock unit grants, which vest in accordance with a performance target based on non-GAAP pre-tax earnings per share and a time-based vesting schedule if the performance-based target is achieved.

(3)	The amounts in this column represent the grant date fair value, computed in accordance with ASC Topic 718, of each restricted stock unit award granted to the named executive officer in fiscal 2011.

(4)	These restricted stock unit awards vest as follows: vesting of the shares granted are contingent upon our achievement of non-GAAP pre-tax earnings per share of at least $1.16 during the period from October 1, 2010 through September 30, 2011 (taking into consideration adjustments as approved by the Board) and, upon satisfaction of such contingency, the shares granted will vest 25% on July 15, 2012 and vest 25% annually thereafter on each July 15 over the next three years thereafter.

Outstanding Equity Awards at Fiscal Year-End

The following table shows all outstanding equity awards held by our named executive officers at the end of fiscal 2011. The restricted stock unit awards granted in fiscal 2011 and their respective grant dates and vesting periods are also reported in the “Grants of Plan-Based Awards During Fiscal Year” table in this proxy statement.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (1) (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($)
S. Steven Singh	—	—	—	—	185,625	6,910,819

Francis J. Pelzer V	—	—	—	—	70,000	2,606,100

Rajeev Singh	32,803	—	1.78	10/1/2012	150,559	5,605,312
	10,753	—	1.78	10/1/2012
	4,444	—	1.78	10/1/2012
	3,492	—	11.20	3/31/2014
	10,508	—	11.20	3/31/2014
	9,983	—	7.86	1/21/2015
	30,017	—	7.86	1/21/2015
	3,752	—	11.20	1/21/2015
	36,248	—	11.20	1/21/2015
	59,430	—	12.89	12/29/2015
	10,570	—	12.89	12/29/2015

John Torrey	—	—	—	—	71,750	2,671,253

Robert Cavanaugh	—	—	—	—	74,981	2,791,543

(1)	Stock options become exercisable 25% upon the one-year anniversary of the grant date, then in 36 equal monthly installments thereafter.

(2)	Amounts shown are based on the closing price per share of Concur’s common stock on September 30, 2011, which was $37.23.

Option Exercises and Stock Vested During Fiscal Year

The following table shows all stock options that were exercised and restricted stock units that settled (on a net basis), and the aggregate value that was realized on those exercises or settlements, by each of the named executive officers during fiscal 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (2) (#)	Value Realized on Vesting (3) ($)
S. Steven Singh	—	—	29,137	1,586,693

Francis J. Pelzer V	—	—	7,355	356,791

Rajeev Singh	134,075	6,708,953	34,310	1,865,403

John Torrey	—	—	13,124	718,566

Robert Cavanaugh	8,550	331,655	12,516	684,942

(1)	Based on the market price on the day of exercise less the option exercise price payable per share.

(2)	The amount acquired reflects the number of restricted stock units that vested on the vesting date, net of tax withholding.

(3)	Based on the market price on the vesting date.

Severance and Change-in-Control Benefits

Our equity plans provide that the vesting of equity awards for all employees accelerate in the event the equity awards are not assumed, continued or substituted by the surviving or acquiring company following specified corporate transactions, including a sale or other disposition of more than 50% of our outstanding securities, a sale or disposition of all or substantially all of our assets, a merger or consolidation after which we are not the surviving corporation, or a merger or consolidation after which we are the surviving corporation, but our outstanding shares are converted into other property.

Since fiscal 2008, our grants of restricted stock units to named executive officers provide that all covered unvested shares automatically become vested in the event of a change-in-control of Concur (often referred to as “single-trigger” acceleration). Historically, our restricted stock units and stock options held by named executive officers generally provided that vesting under the award would only accelerate if within 12 months after a change-in-control the employee’s employment with the successor entity is terminated without cause, or the successor entity effects a material adverse change in the employee’s responsibilities, or the successor entity reduces the employee’s base salary (often referred to as “double-trigger” acceleration). Under these agreements, the term “cause” generally means willfully engaging in gross misconduct that is materially and demonstrably injurious to Concur, a willful act of dishonesty intended to result in substantial gain or personal enrichment at the expense of Concur, or a willful and continued failure to substantially perform duties for Concur or its successor after we (or our successor or the surviving entity) deliver a written demand for substantial performance to the executive officer provided that this demand specifically identifies how we (or our successor or the surviving entity) believe that the executive officer has not substantially performed his duties.

The table below presents estimated payments and benefits that would have been provided to each of our named executive officers assuming their respective terminations as of September 30, 2011. In addition to the benefits described in the table below, upon termination of employment the named executive officers may also be eligible for other benefits that are generally available to all salaried employees, such as life insurance, long-term disability, and 401(k) benefits.

	S. Steven Singh	Francis J. Pelzer V	Rajeev Singh	John Torrey	Robert Cavanaugh
Termination after Change of Control:
Severance	—	—	—	—	—
Acceleration of unvested restricted stock units as of September 30, 2011 (1)	$6,910,819	$2,606,100	$5,605,312	$2,671,253	$2,791,543
Acceleration of unvested options as of September 30, 2011 (1)	—	—	—	—	—

Total	$6,910,819	$2,606,100	$5,605,312	$2,671,253	$2,791,543

Voluntary Retirement:
	—	—	—	—	—

Involuntary Termination:
	—	—	—	—	—

(1)	Amounts shown represent acceleration of vesting triggered by a termination event after a change of control, based on $37.23 per share, which was the closing price of our common stock on September 30, 2011.

COMMITTEE REPORTS

Notwithstanding anything to the contrary set forth in any of Concur’s previous filings under the Securities Act of 1933, and the Securities Exchange Act of 1934 that might incorporate future filings, including this proxy statement, in whole or in part, the following Compensation Committee Report and Audit Committee Report, shall not be incorporated by reference in any such filings.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with Concur’s management. Based on that review and those discussions, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this proxy statement.

COMPENSATION COMMITTEE

Gordon Eubanks
Jeffrey T. McCabe
Randall H. Talbot

Audit Committee Report

The Audit Committee of the Board of Directors has reviewed and discussed with management and the independent auditor the audited consolidated financial statements of Concur as of and for the fiscal year ended September 30, 2011.

The Audit Committee discussed with the independent auditor matters required to be discussed by Statement on Auditing Standards No. 61, entitled, “Communication with Audit Committees,” as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

The Audit Committee has received and reviewed the written disclosures from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor that firm’s independence.

Based upon the Audit Committee’s discussion with management and the independent auditor and the Audit Committee’s review of the representations of management and the report of the independent auditor to the Audit Committee, the Audit Committee approved the inclusion of the audited consolidated financial statements referred to above in Concur’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011 filed with the United States Securities and Exchange Commission.

AUDIT COMMITTEE

Jeffrey T. Seely
Gordon Eubanks
Jeffrey T. McCabe

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee of the Board of Directors is responsible for review, approval, or ratification of “related-person transactions” between Concur or its subsidiaries and related persons. Under SEC rules, a related person is a director, officer, nominee for director, or 5% stockholder of the company since the beginning of the last fiscal year, and the immediate family members of these persons. Concur has adopted procedures that apply to any transaction or series of transactions in which Concur or a subsidiary is a participant, the amount involved exceeds $120,000, and a related person has a direct or indirect material interest. Potential transactions involving related persons are reviewed by Concur’s disclosure controls committee. The disclosure controls committee considers whether a transaction may constitute a “related-person transaction” and, if so, any such transaction is forwarded to the Audit Committee for review. The Audit Committee determines whether any such transaction constitutes a “related-person transaction” and may approve, ratify, rescind, or take other action with respect to the transaction in its discretion. There were no “related person transactions” identified in fiscal 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, Concur’s directors and officers, and any persons who own more than 10% of Concur’s common stock, are required under Section 16(a) of the Securities Exchange Act of 1934 to file initial reports of ownership and reports of changes in ownership with the SEC. Specific due dates have been established by the SEC, and Concur is required to disclose in this proxy statement any failure to file by those dates. Based solely upon its review of the copies of such reports for fiscal 2011 as furnished to Concur and written representations from Concur’s directors and officers, Concur believes that all directors, officers, and greater-than-10% beneficial owners have made all required Section 16(a) filings on a timely basis for such fiscal year.

CODE OF BUSINESS CONDUCT AND ETHICS

The Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all directors, officers, and employees of Concur, as required by applicable securities laws and the rules of the SEC and listing standards of The NASDAQ Stock Market. A copy of the Code of Business Conduct and Ethics is posted on our Internet website at www.concur.com.

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

Stockholder proposals intended to be presented at Concur’s 2013 Annual Meeting of Stockholders must be received by Concur at its principal executive offices no later than September 26, 2012, in order to be included in Concur’s proxy materials relating to that meeting. Stockholders wishing to bring a proposal before the 2013 Annual Meeting of Stockholders (but not include it in Concur’s proxy materials) must provide such proposal in writing to Concur no later than January 13, 2013, nor earlier than December 14, 2012, to the attention of Corporate Secretary, 18400 N.E. Union Hill Road, Redmond, Washington 98052. In addition, stockholders must comply with the procedural requirements in Concur’s bylaws, which are on file with the SEC and may be obtained from Concur.

STOCKHOLDER COMMUNICATIONS

We do not have a formal process by which stockholders may communicate directly with members of our Board of Directors. We believe that an informal process, in which any communication sent to the Board of Directors in care of the Chief Executive Officer, Corporate Secretary, or other executive officer of Concur is generally to be forwarded to the Board of Directors, serves the needs of the Board and our stockholders. All stockholder communications that are received by executive officers for the Board’s attention are forwarded to the Board. In view of SEC disclosure requirements relating to this issue, the Nominating and Corporate Governance Committee may in the future consider adoption of more specific procedures. Until such other procedures are adopted and posted on our Internet website at www.concur.com, any communications to the Board of Directors should be sent to it in care of Corporate Secretary, 18400 N.E. Union Hill Road, Redmond, Washington 98052. In addition, copies of Concur’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the SEC, are available without charge. For copies of those reports, and for further information about Concur, contact Investor Relations, 18400 N.E. Union Hill Road, Redmond, Washington 98052 or visit our Internet website a www.concur.com.

By Order of the Board of Directors of Concur Technologies, Inc.

S. Steven Singh
Chief Executive Officer and Chairman of the Board

ANNUAL INFORMATION

The following information is provided pursuant to Rule 14a-3 under the Securities Exchange Act of 1934. Other information required under such rule is included in this proxy statement and in our Annual Report on Form 10-K that is distributed with this proxy statement.

Market Information

Our common stock is traded on the NASDAQ Global Select Market under the symbol “CNQR.” The following table sets forth the range of the high and low sales prices by quarter as reported on the NASDAQ Global Select Market for the years ended September 30, 2010 and September 30, 2011.

	Fiscal year ended September 30, 2010		Fiscal year ended September 30, 2011
	High	Low	High	Low
First Quarter	$44.01	$34.99	$55.37	$46.00
Second Quarter	$44.57	$37.41	$56.64	$49.23
Third Quarter	$45.88	$37.52	$58.19	$45.51
Fourth Quarter	$52.17	$41.17	$52.71	$34.30

Stock Performance Graph

General

The following graph compares (i) the cumulative total stockholder return on the common stock from September 30, 2006 to September 30, 2011 (measured by the difference between closing prices on each such date) with (ii) the cumulative total return of the NASDAQ Global Market Index and the NASDAQ Computer & Data Processing Index over the same period, assuming the investment of $100 in the common stock and in both of the other indices on September 30, 2006, and reinvestment of all dividends.

Comparison of Cumulative Total Return

	September 30, 2006	September 30, 2007	September 30, 2008	September 30, 2009	September 30, 2010	September 30, 2011
Concur Technologies	$100	$217	$263	$273	$340	$256
NASDAQ Global Market Index	$100	$118	$93	$95	$107	$112
NASDAQ Computer & Data Processing Index	$100	$120	$100	$106	$123	$129

CONCUR TECHNOLOGIES, INC

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, March 14, 2012, 11:00 a.m., Pacific Time

Harbor Club, 777 108th Avenue Northeast, Bellevue, WA

IMPORTANT NOTICE REGARDING DELIVERY OF STOCKHOLDER DOCUMENTS

The Securities and Exchange Commission has adopted rules that permit companies to send a single copy of annual reports, proxy statements, prospectuses and other disclosure documents to two or more investors sharing the same address, subject to certain conditions. The “householding” rules will provide greater convenience for investors and cost savings for companies by reducing the number of duplicate documents the investors receive.

Implementation and Consent

Unless we receive contrary instructions, if you have the same last name or are a member of the same family as any other investor who shares the same address, your household will receive only one copy of our proxy statement and other disclosure documents, although you will receive a separate proxy card for each investor in the household. This program began January 1, 2004.

Revoking and Duration of Consent

If you choose to revoke your consent to the householding program at a future date, you may do so by writing to Corporate Secretary, 18400 NE Union Hill Road, Redmond, WA 98052. We will remove you from the householding program within 30 days of receipt of your revocation of your consent. If we do not receive instructions from you to discontinue householding, your proxy materials will continue to be “ household” until we notify you otherwise. However, if at any time you would like a separate copy of the annual report or proxy statement, please write us at the address shown above, and we will deliver it promptly.

We encourage your participation in this program. It not only allows us to reduce costs, it is more environmentally friendly by reducing the unnecessary use of materials.

January 2012

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

Please detach here

M40173-P19093

18400 NE Union Hill Road Redmond, WA 98052

This proxy is solicited by the Board of Directors of Concur Technologies, Inc. for use at the Annual Meeting of Stockholders on March 14, 2012.

This proxy will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” the Board of Director nominees identified in Proposal 1 and “FOR” Proposals 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint S. Steven Singh and Kyle R. Sugamele (the “Named Proxies”), and each of them, with full power of substitution, to vote on the matters shown on the reverse side and, in their discretion, on any other matters which may properly come before the Annual Meeting and all adjournments and postponements thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reveise side )

(See reverse side for voting instructions)

CONCUR TECHNOLOGIES, INC. 18400 NE UNION HILL ROAD REDMOND, WA 98052

There are three ways to vote your proxy:

Your telephone or internet vote authorizes the Named Proxies to vote in the same manner as if you marked, signed and returned your proxy card.

VOTE BY INTERNET - www.proxyvote.com

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Time, on March 13, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and,

when prompted, indicate that you agree to receive or access proxy materials electronically in future years,

VOTE BY TELEPHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until

11:59 p.m., Eastern Time, on March 13, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Concur Technologies, Inc. c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote by telephone or internet, please do not mail your proxy card

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M40172-P19093

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CONCUR TECHNOLOGIES, INC. For Withhold For All To withhold authority to vote for any individual /\ll ah Except nominee(s), mark ‘ For All Except” and write the The Board of Directors recommends you vote number(s) of the nominee(s) on the line below. | FOR the following:

1 . Proposal 1 - Election of Directors: Class I ‘-’ Nominees:

01) S Steven Singh 02) Jeffrey T. Seely 03) Randall H. Talbot

The Board of Directors recommends you vote FOR Proposals 2 and 3: For Against Abstain

2. Proposal 2 - Ratification of Independent Registered Public Accounting Firm 000 3 Proposal 3 - Approval of, by non-binding vote, executive compensation 000

For address changes and/or comments, please check this box and Q write them on the back where indicated.

Please sign exactly as your name(s) appear(s) on this proxy, If held in joint tenancy all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Join! Owners) Date